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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 24, 2002

                           NB&T FINANCIAL GROUP, INC.
                           --------------------------

             (Exact name of registrant as specified in its charter)


             OHIO                        0-23134               31-1004998
         ------------                   ---------              ----------
(State or other jurisdiction of   (Commission File No.)  (IRS Employer I.D. No.)
        incorporation)


                   48 N. South Street, Wilmington, Ohio 45177
               --------------------------------------------------
               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code:     (937) 382-1441
                                                    ----------------------------

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ITEM 5. OTHER EVENTS.

The following was contained in a press release issued by NB&T Financial Group, Inc., on or about October 24, 2002.

NB&T Financial Group, Inc. (Company), parent company of The National Bank and Trust Company, Wilmington, Ohio, (Bank) announced that net income per share increased 24.4% to $.56 for the third quarter of 2002, from $.45 per share for the third quarter of 2001. Net income for the quarter increased to $1.73 million, compared to $1.39 million for the same quarter last year. Net income per share was $1.67 for the first nine months of 2002, an increase of 21.1%, compared to $1.38 through the same date in 2001. Net income was $5.17 million through September 30, 2002, an increase of 18.2% from 2001.

Net interest income increased 24.5% to $5.97 million during the third quarter of 2002 compared to $4.80 million during the same quarter last year. Although interest income was approximately the same, interest expense decreased 24.5% when comparing these two amounts to the same period last year. Average loans increased 7.1% to $390.0 million, while their average yield decreased from 8.24% in the third quarter of 2001 to 7.48% in the third quarter of 2002. Average securities increased 27.5% to $231.3 million, but their average tax-equivalent yield decreased from 6.39% for the third quarter last year to 5.33% for the third quarter of this year. Average interest-bearing liabilities increased 9.5% to $571.9 million from last year, and were primarily invested in the securities portfolio. The cost of interest-bearing liabilities decreased from 4.29% during the third quarter of last year to 2.96% in the third quarter of this year. Year-to-date net interest income increased 27.2% during the first nine months of 2002 compared to the first nine months of last year.

Non-interest income, excluding securities gains, was $2.16 million, 7.9% above the third quarter of 2001. The increase in non-interest income was primarily due to increases of 32.9% in service charges on deposits, and 49.1% in insurance agency commissions. Decreases were recorded in trust income, due to the decline in market values, and ATM network fees, due to a lesser number of machines deployed. Year-to-date non-interest income, excluding securities gains, was $6.39 million, 13.8% above the same period of 2001. Also, $34,000 in gains on the sale of securities were recorded in 2002 compared to $260,000 recorded in 2001.

Non-interest expense increased 14.5% from the third quarter of last year, the primary reasons being increases in salaries and benefits expense and amortization of intangibles. These expenses are higher because of the opening of three new branches, the acquisition of The Sabina Bank, and the acquisition of two insurance agencies during 2001. For the first nine months of 2002, non-interest expense was $16.2 million, 21.9% above the first nine months of 2001.

Performance ratios for the third quarter of 2002 included a return on assets of 1.01%, and a return on equity of 12.42%. Year-to-date return on assets was 1.02%, and return on equity was 13.12%.

Total assets grew 6.0% from September 30, 2001, to $682.1 million. Net loans were $387.4 million, an increase of 7.1% from September 30, 2001, and total deposits increased 8.9% to $472.2 million. Book value per share was $17.61 and equity to assets was 8.29% as of September 30, 2002.

On September 17, 2002, the Board of Directors declared a dividend of $0.23 per share payable October 25, 2002, to shareholders of record on September 30, 2002. This is an increase of 9.5% from the third quarter of 2001.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                           NB&T Financial Group, Inc.

                     By:   /s/ Charles L. Dehner
                          ----------------------
                          Charles L. Dehner
                          Executive Vice President,
                          Chief Financial Officer

Date: October 24, 2002